SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
November 23, 2015

AIR INDUSTRIES GROUP
___________________

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-35927	80-0948413
State of	Commission	IRS Employer
Incorporation	File Number	I.D. Number

360 Motor Parkway, Suite 100, Hauppauge, NY 11788
Address of principal executive offices

Registrant's telephone number: (631) 881-4920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17   CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 23, 2015, Air Industries Group and its wholly owned subsidiaries (collectively, the “Company”) entered into an amendment to its Amended and Restated Revolving Credit, Term Loan and Security Agreement with PNC Bank, N.A. (“Lender”) increasing the maximum revolving advance amount from $28,000,000 to $33,000,000. There are four term loans outstanding under the loan agreement in the aggregate principal amount of $10,208,626 as of October 31, 2015.  As a result of the amendment, the maximum loan amount under the loan agreement has been increased from $38,020,856 to $43,020,856, less repayments of the term loans.  In addition, since the Company was not in compliance with the fixed charge coverage ratio covenant in the loan agreement as of September 30, 2015, the amendment provides a waiver of the covenant for the nine months ended September 30, 2015. The amendment also adjusts the measurement period for determining future compliance. The covenant requires the Company to maintain a fixed charge coverage ratio of not less than 1.25 to 1.00, tested quarterly on a consolidated rolling twelve (12) month basis; however, the amendment provides that compliance with the covenant for (i) the quarter ending December 31, 2015 will be tested based upon the prior three (3) months, (ii) the quarter ending March 31, 2016 will be tested based upon the prior six (6) months and (iii) the quarter ending June 30, 2016  will be tested based upon the prior nine (9) months.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Tenth Amendment to Amended and Restated Revolving Credit, Term Loan and Security Agreement.

10.2	Fifth Amended and Restated Revolving Credit Note.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 23, 2015

AIR INDUSTRIES GROUP

By:	/s/ Daniel R. Godin
Daniel R. Godin
President and Chief Executive Officer